Axiom
MANAGEMENT INC.

COASTAL EMPLOYMENT INC. SHARE PURCHASE AGREEMENT

This Agreement for the purchase of all issued and outstanding shares of Coastal Employment Inc. ("Agreement") made and effective this **December 17th, 2007**, by and between **Axiom Management Inc.** ("Buyer") and **Erika Clapp** ("Seller.").

Axiom Management Inc. desires to honor the verbal agreement made between Axiom Staff Management and Erika Clapp the sole shareholder of Coastal Employment Inc., and Erika Clapp sole shareholder of Coastal Employment Inc. desires to sell all issued and outstanding shares on November 1, 2006.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1. <u>Service</u>.
Erika Clapp sole shareholder of Coastal Employment Inc. agrees to sell, transfer and convey to Axiom Management Inc. all issued and outstanding shares and Axiom Management Inc. agrees to purchase all issued and outstanding shares of Coastal Employment Inc.

2. <u>Price</u>.
Axiom Management Inc. shall pay Erika Clapp for the Goods the sum of **$25,000.00 cash and 100,000 shares of Axiom Management Inc. stock**. Axiom Management Inc. shall make payment of the purchase price in full when Axiom Management Inc. receives its next funding.

3. <u>Notices</u>.
Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

If to Axiom Management Inc.:
Axiom Management Inc.
14111 Freeway Dr. Suite 300, Santa Fe Springs, CA. 90670

If to Coastal Employment Inc.:
Coastal Employment Inc.
9050 Slauson Ave., Pico Rivera, CA. 90660

4. <u>Governing Law</u>.
This Agreement shall be construed and enforced in accordance with the laws of the state of **California**

5. <u>Final Agreement</u>.
This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

Axiom
MANAGEMENT INC.

6. **Severability**.
If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

7. **Headings**.
Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Name: Erika Clapp	**Name:** James Clapp
Title: President/CEO	**Title:** CEO
Signature: Erika Clapp	**Signature:**
Coastal Employment Inc.	**Axiom Management Inc.**

Axiom
MANAGEMENT INC.

axiom
STAFF MANAGEMENT

MINUTES OF THE MEETING OF
BOARD OF DIRECTORS OF

Addendum
To
Meeting on October 9th, 2006

Axiom Staff Management
A Nevada Corporation

The Director (s) of Axiom Staff Management a Nevada Corporation, and constituting the Board of Directors of said corporation, held the scheduled meeting at 4515 E. Pacific Coast Hwy, in the City of Long Beach, County of Los Angeles, State of California on the 16th day of October 2006 at the hours of 10:30am.

There were present at said meeting the following director(s) constituting a quorum of the full Board:
Tom Ravatt
James Clapp

Stock Purchase

On motion duly made by Tom Ravatt, seconded by James Clapp, and unanimously carried, the following resolution was adopted:

Erika Clapp will receive 500,000 shares of stock valued at $1.00 from Axiom once it goes public and $25,000.00 in exchange for all shares of Coastal Employment Inc. stock.

The undersigned hereby certifies that he is the duly elected and qualified secretary and the custodian of the books and records and seal of Axiom Staff Management a corporation duly formed pursuant to the laws of the state of Nevada and that the forgoing is a true record of a resolution duly adopted at a meeting of the Board of Directors and that said meeting was held in accordance with state law and the Bylaws of the above-named Corporation on October 16th, 2006, and that said resolution is now in full force and effect without modification or rescission.

IN WITNESS WHEREOF, I have executed my name as Secretary and have hereunto affixed the corporate seal of the above-named Corporation this October 16th, 2006.

Secretary—Thomas Ravatt